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Exhibit 21.0

Subsidiaries

Registrant	Percentage Ownership	Jurisdiction or State of Incorporation
Fox Chase Bancorp, Inc.		Maryland
Subsidiaries
Fox Chase Bank	100%	United States
Fox Chase Financial, Inc.(1)	100%	Delaware
Fox Chase Service Corporation(1)	100%	Pennsylvania
Davisville Associates, LLC(1)	100%	Pennsylvania
104 S. Oakland Ave., LLC(1)	100%	New Jersey

(1)
Wholly owned subsidiary of Fox Chase Bank.

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  Exhibit 21.0
Subsidiaries